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                                                                EXHIBIT 23.2

                   CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
Advanced Energy Industries, Inc.:


We consent to the use of our report dated January 16, 1998 with respect to the consolidated balance sheets of RF Power Products, Inc. as of November 30, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended November 30, 1997 and related schedule (not separately presented herein), which report appears in the annual report on Form 10-K of Advanced Energy Industries, Inc. for the year ended December 31, 1998. We also consent to incorporation by reference of such report in the registration statements (Nos. 333-01616, 333-04073, 333-46705, 333-57233 and 333-65413) on
Form S-8 of Advanced Energy Industries, Inc.


/s/ KPMG LLP

Philadelphia, Pennsylvania
March 23, 1999